Exhibit 3.1.2

RESOLUTIONS OF THE DIRECTORS OF NOVA GAS TRANSMISSION LTD. (the “Corporation”) DATED THE 26TH DAY OF APRIL, 2001 PASSED PURSUANT TO SECTION 2.07 OF THE BY-LAWS OF THE CORPORATION

AMENDMENT OF BY-LAW NO. 1

                BE IT RESOLVED THAT:

1.                                       By-Law No. 1 of the Corporation is hereby amended pursuant to Section 98.1 of the Business Corporations Act (Alberta) by deleting Section 6.02 – Execution of Instruments in its entirety and replacing it with the following new Section 6.02 – Execution of Instruments:

“6.02      Execution of Instruments - Unless otherwise specified by the Board, any two of the directors, Chairman of the Board, Vice Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, a Vice-President, the Controller, the Corporate Secretary, the Treasurer, the Assistant Corporate Secretary, the Assistant Treasurer, the Assistant Controller; regardless of the combination or ranking of positions, whether corporate or divisional appointment, together with any other person or persons as the Board may authorize from time to time, are authorized and empowered to execute and deliver, in the name and on behalf of the Corporation, any and all instruments in writing whether or not under the seal of the Corporation.

In addition, any two corporate officers that may execute instruments in writing on behalf of the Corporation may designate the manner in which and the person or persons by whom any particular instrument or class or groups of instruments may or shall be executed and delivered on behalf of the Corporation.

To the extent permitted by the Business Corporations Act (Alberta) or other applicable law, instruments in writing on behalf of the Corporation may be executed by the authorized individuals using electronic signatures which shall include digitally or facsimile produced signatures. The Board may establish, by resolution, procedures in respect of the use of electronic signatures.

The term “instrument in writing” as used herein includes, without limitation, contracts, deeds, mortgages, hypothecs, charges, bonds, debentures, share certificates or other securities, bills of exchange, conveyances, transfers, assignments, releases, receipts, discharges, proxies, powers of attorney, certificates and undertakings.”

These resolutions may be executed in counterpart and all such counterparts together shall constitute one and the same instrument.

The undersigned, being all of the directors of the Corporation, hereby consent to the passing of the foregoing resolutions.

/s/ A.W.A. Bellstedt	/s/ R.K. Girling
A.W.A. BELLSTEDT	R.K. GIRLING

/s/ H.N. Kvisle	/s/ W. Mirosh
H.N. KVISLE	W. MIROSH

/s/ R.J. Turner
R.J. TURNER